Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No-333-170292, 333-170291, 333-155197, 333-170645, 333-20549, 333-65459, 333-38568, 333-88836, 333-129922, and 333-148139 on Form S-8 of our report dated February 28, 2012, relating to the financial statements and financial statement schedules of Powerwave Technologies, Inc. and the effectiveness of Powerwave Technologies, Inc’s internal control over financial reporting appearing in this annual report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 1, 2012.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 28, 2012